Exhibit 99.1

GLOBAL INDUSTRIAL REPORTS FOURTH QUARTER AND
FULL YEAR 2023 FINANCIAL RESULTS

Fourth Quarter Sales of $320.1 Million, Up 22.9%; Operating Income of $21.4 Million and
Operating Margin of 6.7%
Full Year Sales of $1.27 Billion, Up 9.3%; Operating Income of $96.5 Million and
Operating Margin of 7.6%
Board Increases Dividend 25%; Declares $0.25 Dividend

PORT WASHINGTON, NY, February 29, 2024 – Global Industrial Company (NYSE: GIC) today announced financial results for the fourth quarter ended December 31, 2023.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$320.1	$260.5	$1,274.3	$1,166.1
Gross profit	$108.2	$93.8	$435.8	$421.2
Gross margin	33.8%	36.0%	34.2%	36.1%
Operating income from continuing operations	$21.4	$17.7	$96.5	$105.2
Operating margin	6.7%	6.8%	7.6%	9.0%
Net income from continuing operations	$15.2	$13.4	$70.7	$78.1
Net income per diluted share from continuing operations	$0.40	$0.35	$1.84	$2.04

Net income from discontinued operations	$0.1	$0.4	$0.0	$0.7
Net income per diluted share from discontinued operations	$0.00	$0.01	$0.00	$0.02
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31. For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month. The actual fiscal fourth quarter ended on December 30, 2023 and December 31, 2022, respectively. The fourth quarters of both 2023 and 2022 included 13 weeks and the full year of both 2023 and 2022 included 52 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to US dollars using the current year's average exchange rate. There were 62 selling days in the U.S. and Canada in the fourth quarter of 2023 and 2022. There were 253 selling days in the U.S. in 2023 compared to 254 selling days in 2022 and 250 selling days in Canada in 2023 compared to 251 selling days in 2022.

Fourth Quarter 2023 Financial Summary:

•Consolidated sales increased 22.9% to $320.1 million in U.S. dollars compared to $260.5 million last year. Excluding Indoff, acquired on May 19, 2023, sales increased 5.1% as compared to the year ago period and 5.2% on an average daily sales basis .
•Consolidated gross margin declined to 33.8% compared to 36.0% last year. Excluding Indoff, gross margin was 35.9%, a 10 basis point reduction to prior year.
•Consolidated operating income from continuing operations increased 20.9% to $21.4 million compared to $17.7 million last year. Excluding Indoff, operating income was $19.3 million, an increase of 9.0%.
•Net income per diluted share from continuing operations increased 14.3% to $0.40 compared to $0.35 last year.

Year Ended 2023 Financial Summary:

•Consolidated sales increased 9.3% to $1.27 billion in U.S. dollars compared to $1.17 billion last year. Excluding Indoff, sales declined 0.7% as compared to the year ago period and 0.3% on an average daily sales basis.
•Consolidated gross margin declined to 34.2% compared to 36.1% last year. Excluding Indoff, gross margin was 35.5%.
•Consolidated operating income from continuing operations decreased 8.3% to $96.5 million compared to $105.2 million last year. Excluding Indoff, operating income was $90.8 million, a decrease of 13.7%.
•Net income per diluted share from continuing operations decreased 9.8% to $1.84 compared to $2.04 last year.

Barry Litwin, Chief Executive Officer, said “In 2023 we continued to execute against our ACE strategy. Revenue reached a record $1.27 billion, as we benefited from the acquisition of Indoff, while organic revenue performance reflects the soft start to the year. As we moved through 2023, the demand environment improved, pricing pressures eased and we delivered solid second half results. In the fourth quarter we posted our best top line growth of the year as organic revenue improved 5.1%. These gains reflect continued volume improvement and strength in our e-commerce channel. We ended the year with a modest increase in our cash position, even after we fully funded the Indoff acquisition. Given the strong cash flow generation of the business, today we announced a 25% increase in the quarterly recurring dividend, the 8th consecutive annual increase.”

“In 2024, we are committed to making the investments that will drive our future performance. Initiatives across the business are designed to elevate Global Industrial’s position as an indispensable business partner, enhance the buying experience, expand our Global Industrial Exclusive Brands™ products, and highlight the value we bring every day to our customers. These efforts will position us to strengthen our competitive position, drive operational efficiencies, and capture share. While the market environment remains one of caution, we have seen modest organic growth to start the year. We remain well positioned to execute on our strategy, invest in our growth drivers, evaluate strategic opportunities, and build long-term value for our stakeholders.”

At December 31, 2023, the Company had total working capital of $155.6 million, cash and cash equivalents of $34.4 million, and excess availability under its credit facility of approximately $101.2 million. Operating cash flow generated by continuing operations in the quarter was approximately $8.2 million. The Company’s Board of Directors has declared a cash dividend of $0.25 per share to common stock shareholders of record at the close of business on March 11, 2024, payable on March 18, 2024.  The Company anticipates continuing a regular quarterly dividend in the future.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its fourth quarter 2023 results today, February 29, 2024 at 5:00 p.m. Eastern Time. A live webcast of the remarks will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. For 75 years, Global Industrial has gone the extra mile for its customers, currently offering hundreds of thousands of industrial and MRO products needed to run businesses and facilities. Global Industrial is committed to its customer-centric strategy, and utilizes a team of subject matter experts, products from its Global Industrial Exclusive Brands™ and national vendor relationships to help customers succeed. Global Industrial. "We Can Supply That®".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.

Investor/Media Contacts:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations – Unaudited
(In millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$320.1	$260.5	$1,274.3	$1,166.1
Cost of sales	211.9	166.7	838.5	744.9
Gross profit	108.2	93.8	435.8	421.2
Gross margin	33.8%	36.0%	34.2%	36.1%
Selling, distribution and administrative expenses	86.8	76.1	339.3	316.0
Operating income from continuing operations	21.4	17.7	96.5	105.2
Operating margin	6.7%	6.8%	7.6%	9.0%
Interest and other expense, net	0.1	0.1	1.3	1.4
Income from continuing operations before income taxes	21.3	17.6	95.2	103.8
Provision for income taxes	6.1	4.2	24.5	25.7
Net income from continuing operations	15.2	13.4	70.7	78.1
Net income from discontinued operations	0.1	0.4	0.0	0.7
Net income	$15.3	$13.8	$70.7	$78.8

Net income per common share from continuing operations:
Basic	$0.40	$0.35	$1.85	$2.05
Diluted	$0.40	$0.35	$1.84	$2.04

Net income per common share from discontinued operations:
Basic	$0.00	$0.01	$0.00	$0.02
Diluted	$0.00	$0.01	$0.00	$0.02

Net income per common share:
Basic	$0.40	$0.36	$1.85	$2.07
Diluted	$0.40	$0.36	$1.84	$2.06

Weighted average common and common equivalent shares:
Basic	38.2	38.0	38.1	38.0
Diluted	38.3	38.1	38.2	38.1

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets – Unaudited
(In millions)

	December 31,	December 31,
	2023	2022
Current assets:
Cash and cash equivalents	$34.4	$28.5
Accounts receivable, net	130.7	108.0
Inventories	150.8	179.4
Prepaid expenses and other current assets	13.9	9.8
Total current assets	329.8	325.7
Property, plant and equipment, net	20.0	21.0
Operating lease right-of-use assets	84.4	90.3
Goodwill and intangibles	69.3	6.6
Other assets	9.9	11.6
Total assets	$513.4	$455.2

Current liabilities:
Accounts payable and accrued expenses	$160.1	$140.1
Short term debt	0.0	0.6
Operating lease liabilities	14.1	12.4
Total current liabilities	174.2	153.1
Operating lease liabilities	81.4	89.1
Other liabilities	2.6	2.6
Shareholders’ equity	255.2	210.4
Total liabilities and shareholders’ equity	$513.4	$455.2

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$70.7	$78.1
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	6.4	3.9
Stock-based compensation	3.0	4.5
Provision for deferred taxes	2.0	0.0
Change in working capital	26.7	(38.2)
Other, net	3.2	1.5
Net cash provided by operating activities from continuing operations	112.0	49.8
Net cash provided by operating activities from discontinued operations	0.0	0.4
Net cash provided by operating activities	112.0	50.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3.9)	(7.4)
Proceeds from disposals of property, plant and equipment	0.0	0.3
Purchase of Indoff LLC, net of cash acquired	(72.3)	0.0
Net cash used in investing activities from continuing operations	(76.2)	(7.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under credit facility	(0.6)	(3.9)
Dividends paid	(30.6)	(27.6)
Stock-based compensation share issuances, net	1.5	1.8
Net cash used in financing activities from continuing operations	(29.7)	(29.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.2)	(0.3)

NET INCREASE IN CASH	5.9	13.1
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	28.5	15.4
CASH AND CASH EQUIVALENTS – END OF PERIOD	$34.4	$28.5